Exhibit 99.1

Baldwin in Compliance with NYSE Amex Listing Standards

SHELTON, Conn.--(BUSINESS WIRE)--December 14, 2010--Baldwin Technology Company, Inc. (NYSE Amex: BLD), a global leader in process automation technology for the printing industry, today reported that it has received a letter from the NYSE Amex confirming that the Company is in full compliance with all the continued listing standards set forth in the NYSE Amex Company Guide.

As previously reported, in the transition from its former President and CEO and the appointment of its new President and CEO (formerly an independent director of the Company), the Company was notified by the Exchange in October that it was not in compliance with certain of the listing standards related to the makeup of its Board and Committees and that it would be required to resolve the issue by March 29, 2011. In November, the Company elected a new independent director to its Board of Directors, appointed him to serve on the Audit and Compensation Committees, and therefore, the Company regained compliance with the listing standards.

About Baldwin

Baldwin Technology Company, Inc. is a leading international supplier of process automation equipment and related consumables for the printing and publishing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Connecticut, the Company has operations strategically located in the major print markets and distributes its products via a global sales and service infrastructure. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems and related consumables. For more information, visit http://www.baldwintech.com.

A profile for investors can be accessed at www.hawkassociates.com/profile/bld.cfm. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors is available at http://www.hawkassociates.com. To receive free e-mail notification of future releases for Baldwin, sign up at www.hawkassociates.com/about/alert/.

CONTACT:
Baldwin Technology Company, Inc.
Helen P. Oster, 203-402-1004
hposter@baldwintech.com